Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2015 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Unit Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2015 relating to the financial statements, which appears in the Annual Report of Employee Stock Plans on Form 11-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
Tulsa, Oklahoma
December 8, 2015